Ex-99.(12)

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October 23, 2015

Board of Trustees

Goldman Sachs Trust

Goldman Sachs BRIC Fund

71 South Wacker Drive

Chicago, Illinois 60606

Board of Trustees

Goldman Sachs Trust

Goldman Sachs Emerging Markets Equity Fund

71 South Wacker Drive

Chicago, Illinois 60606

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Goldman Sachs BRIC Fund (the “Acquired Fund”), a separate series of Goldman Sachs Trust, a Delaware statutory trust (“GST”), to the holders of the shares of beneficial interest (the “Acquired Fund Shares”) of Acquired Fund (the “Acquired Fund Shareholders”), and to Goldman Sachs Emerging Markets Equity Fund (the “Surviving Fund”), a separate series of GST, in connection with the proposed transfer of substantially all of the properties of Acquired Fund to Surviving Fund in exchange solely for shares of beneficial interest of Surviving Fund (“Surviving Fund Shares”) and the assumption of all liabilities of Acquired Fund by Surviving Fund, followed by the distribution of such Surviving Fund Shares received by Acquired Fund in complete liquidation and termination of Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of October 22, 2015, executed by GST on behalf of Acquired Fund and Surviving Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from GST on behalf of Surviving Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from GST on behalf of Acquired Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan referred to above.

Based upon the foregoing, it is our opinion that for federal income tax purposes:

1.	The acquisition by Surviving Fund of substantially all of the properties of Acquired Fund in exchange solely for Surviving Fund Shares and the assumption of all liabilities of Acquired Fund by Surviving Fund followed by the distribution of Surviving Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.	Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Surviving Fund in exchange solely for Surviving Fund Shares and the assumption of all liabilities of Acquired Fund, except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.	Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Surviving Fund Shares received by Acquired Fund in the Reorganization.

4.	Surviving Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Surviving Fund Shares and the assumption of all liabilities of Acquired Fund.

5.	The adjusted basis to Surviving Fund of the properties of Acquired Fund received by Surviving Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6.	Surviving Fund’s holding periods with respect to the properties of Acquired Fund that Surviving Fund acquires in the Reorganization will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Surviving Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Surviving Fund Shares solely in exchange for Acquired Fund Shares.

8.	The aggregate basis of the Surviving Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.	An Acquired Fund Shareholder’s holding period for the Surviving Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

/s/ Dechert LLP
Dechert LLP